Filed pursuant to Rule 424(b)(5)
Registration No. 333-285778

PROSPECTUS SUPPLEMENT
(to Prospectus Supplement dated March 26, 2025,
and Prospectus dated March 24, 2025)

Evaxion A/S

Up to $45,527,824
American Depositary Shares representing Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) amends and supplements the information in the prospectus dated March 24, 2025 (the “Prior Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) as part of our registration statement on Form F-3 (File No. 333-285778) (the “Registration Statement”), as previously supplemented by our prospectus supplement dated March 26, 2025 (together with the Prior Prospectus, the “Prospectus”). This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

We previously entered into a Capital on Demand™ Sales Agreement(the “Sales Agreement”), with JonesTrading Institutional Services LLC (“Jones”) relating to the sale of American Depositary Shares(“ADSs”), representing our ordinary shares, DKK 0.25 nominal value per share (the “ordinary shares”), offered by this Prospectus Supplement and the Prospectus. Each ADS represents fifty ordinary shares.  In accordance with the terms of the Sales Agreement, we may offer and sell the ADSs pursuant to this Prospectus Supplement having an aggregate offering price of up to $45,527,824 from time to time through Jones, acting as our sales agent.

As of the date hereof, the aggregate market value of our ordinary shares represented by ADSs held by non-affiliates (our “public float”), calculated in accordance with General Instruction I.B.5 of Form F-3 under the Securities Act of 1933, as amended, was approximately $75.9 million, which was calculated based on 344,711,416 ordinary shares (which would be represented by 6,894,228 ADSs) outstanding and held by non-affiliates as of November 4, 2025, at a price of $11.01 per ADS as of October 15, 2025, which was the highest closing price of the ADSs on The Nasdaq Capital Market within 60 days of the filing of this Prospectus Supplement.

We are filing this Prospectus Supplement to amend the Prospectus to update our public float, and indicate that, because our public float is above $75.0 million, we are no longer subject to the sales limitations of General Instruction I.B.5 of Form F-3 with respect to the Registration Statement of which the Prospectus, as amended by this Prospectus Supplement, forms a part.

Since the filing of the Registration Statement, we have sold $4,472,175.80 of ADSs pursuant to the Sales Agreement. Accordingly, because we are no longer subject to the sales limitations of General Instruction I.B.5, we may offer and sell up to an additional $45.52 million of ADSs pursuant to the Sales Agreement.

The ADSs trade on the Nasdaq Capital Market under the symbol “EVAX.” On December 8, 2025, the last reported sale price of the ADSs on the Nasdaq Capital Market was $6.28 per ADS.

Our business and an investment in our securities involve significant risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors“ on page S-7 of the Prospectus and under similar headings in the other documents that are incorporated by reference into this Prospectus Supplement and the Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this Prospectus Supplement and the Prospectus.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Jones

The date of this prospectus supplement is December 10, 2025